Exhibit 99.1

NBCUniversal Announces Completion of
Universal Orlando Acquisition

Universal Orlando Will Redeem 35% of its Senior Notes and
35% of its Senior Subordinated Notes

NEW YORK, July 1, 2011--(BUSINESS WIRE)--NBCUniversal announced today that it has completed its previously announced acquisition of The Blackstone Group’s 50% interest in Universal Orlando. The purchase price was funded with cash on hand, borrowings under NBCUniversal’s existing credit facility and a one-year $250 million note to NBCUniversal from an affiliate of Comcast Corporation. NBCUniversal and its affiliates now own 100% of Universal Studios Florida, Universal’s Islands of Adventure and Universal CityWalk which are located at Universal Orlando Resort.

NBCUniversal also announced today that Universal City Development Partners, Ltd. will make an equity offering of approximately $240 million to NBCUniversal, the proceeds of which will be used by UCDP to redeem 35% of the aggregate principal amount of its 8.875% Senior Notes due 2015 and of its 10.875% Senior Subordinated Notes due 2016. Following the redemption, $260 million principal amount of Senior Notes and $146.25 million of Senior Subordinated Notes will remain outstanding.

About NBCUniversal:

NBCUniversal is one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news, and information to a global audience. NBCUniversal owns and operates a valuable portfolio of news and entertainment television networks, a premier motion picture company, significant television production operations, a leading television stations group, and world-renowned theme parks. Comcast Corporation owns a controlling 51% interest in NBCUniversal, with GE holding a 49% stake.

About Universal Orlando:

Universal Orlando features two theme parks, Universal Studios and Islands of Adventure, and an entertainment complex called Universal CityWalk. The two theme parks feature more than 50 attractions, rides and shows themed to popular culture’s most compelling stories and characters. There are also three themed hotels on site. For more information, visit universalorlando.com.